Exhibit 99.1

Inhibrx Provides Clinical Update on Ozekibart (INBRX-109) in Late Line Colorectal Cancer
SAN DIEGO, CA — April 21, 2026 — Inhibrx Biosciences, Inc. (Nasdaq: INBX) (“Inhibrx” or the “Company”), a clinical-stage biopharmaceutical company focused on developing novel biologic therapeutic candidates, today announced updated interim data from its Phase 1/2 study evaluating ozekibart (INBRX-109) in combination with FOLFIRI in patients with locally advanced or metastatic, unresectable colorectal cancer (CRC).
As of April 10, 2026, the cutoff date, the CRC cohort continued to demonstrate a compelling signal of activity in a heavily pretreated patient population. Of the 45 evaluable patients, approximately 70% received ozekibart as a fourth-line therapy, and 80% had previously progressed on irinotecan-based regimens. The following data were observed as of the cutoff date:
•Objective Response Rate (ORR): Efficacy was assessed in 45 evaluable patients, resulting in an ORR of 20% per RECIST v1.1 criteria. Historically, the current standard of care has yielded limited response rates (ORR of 1-6% per RECIST v1.1 criteria). Nearly half of responses were durable with a duration of response exceeding 6 months. Responses were observed irrespective of RAS/RAF mutation status.
•Progression-Free Survival (PFS): The median PFS for the evaluable population was 5.5 months. Notably, 42% of patients remained progression-free at the 6-month landmark, with 9 patients remaining on therapy, suggesting that a significant portion of patients achieve durable disease control that extends well beyond the median PFS.
•Disease Control Rate (DCR): The overall disease control rate (partial responses and stable disease as best response) remained robust at 87%, further supporting the potential of ozekibart to control tumor growth in a heavily pre-treated population.
•Safety and tolerability: Ozekibart in combination with FOLFIRI continues to maintain a manageable safety profile. The most common treatment-related adverse events (TEAEs) were diarrhea, fatigue, and nausea, which were largely Grade 1 or 2 and consistent with the known side effects of FOLFIRI. Despite the majority of the patients (68%) presenting with liver metastases at baseline, no significant liver toxicity was observed.
“The meaningful response rate and PFS, together with a manageable safety profile in this heavily pre-treated population, are highly encouraging and support our plans to advance into first line, where the potential for deeper and more durable responses may be even greater," said Mark Lappe, Chief Executive Officer of Inhibrx Biosciences. “It also highlights the opportunity for broader expansion of ozekibart into other indications, which we continue to explore.”
Inhibrx plans to meet with the U.S. Food and Drug Administration (FDA) in the second half of 2026 to discuss plans to initiate a first-line registrational trial in CRC. The Company also plans to discuss with the FDA the potential for accelerated regulatory pathways for ozekibart in fourth-line colorectal cancer and in refractory Ewing sarcoma. Additionally, the Company submitted a Biologics License Application (BLA) to the FDA for ozekibart in conventional chondrosarcoma in April 2026.

The Company will host a live webcast presentation today, April 21, 2026, at 1:30 p.m. Pacific Time to further discuss the results.
About the Conference Call
Investors may join via the web: https://app.webinar.net/JqrDlM8B4ak or may listen to the call by dialing (1-888-880-3330). Please refer to Inhibrx Biosciences, Inc. or the conference ID 9536529 when calling in. Following the webcast, the presentation may be accessed through a link on the “Events and Presentations” section of Inhibrx’s website. The webcast will be available for 60 days following the event. Following the presentation, Inhibrx will also update its corporate presentation within the “Investors” section of its website at www.inhibrx.com.
About ozekibart (INBRX-109)
Ozekibart is a precision-engineered, tetravalent death receptor 5 (DR5) agonist antibody designed to exploit the tumor-biased cell death induced by DR5 activation. In January 2021, the FDA granted Fast Track designation to ozekibart for the treatment of patients with metastatic or unresectable conventional chondrosarcoma, and, in November 2021, the FDA granted orphan drug designation to ozekibart for chondrosarcoma.
In June 2021, Inhibrx initiated a randomized, blinded, placebo-controlled, registrational trial of ozekibart in metastatic, unresectable conventional chondrosarcoma. The trial enrolled a total of 206 patients across 67 different sites worldwide. In October 2025, Inhibrx announced the ChonDRAgon study met its primary endpoint of a statistically significant and clinically meaningful median progression-free survival (PFS) for patients with advanced or metastatic chondrosarcoma treated with ozekibart compared to placebo. Ozekibart achieved a 52% reduction in the risk of disease progression or death compared to placebo (stratified Hazard Ratio [HR] 0.479; 95% CI: 0.33, 0.68); P<0.0001), more than doubling median PFS to 5.52 months versus 2.66 months for placebo. Importantly, ozekibart is the first investigational therapy to demonstrate a significant PFS benefit in a randomized trial for chondrosarcoma, a disease with no approved systemic options.
The benefit of ozekibart was consistent across all pre-specified subgroups, including patients with IDH-wild-type and IDH-mutant tumors. Other key secondary endpoints, including disease control rate (54% vs 27.5%), and delay to deterioration in pain and physical function, further supported the clinical benefit observed with ozekibart.
About Inhibrx Biosciences, Inc.
Inhibrx Biosciences is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates. Inhibrx Biosciences utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx Biosciences was incorporated in January 2024 as a direct, wholly-owned subsidiary of Inhibrx, Inc. Prior to the sale of Inhibrx, Inc. and the INBRX-101 program to Sanofi S.A., Inhibrx Biosciences acquired certain corporate infrastructure and other assets and liabilities through a series of internal restructuring transactions effected by Inhibrx, Inc. Inhibrx, Inc. also completed a distribution to holders of its shares of common stock of 92% of the issued and outstanding shares of Inhibrx Biosciences. Following such transactions, Inhibrx Biosciences’ current clinical pipeline of therapeutic candidates includes ozekibart and INBRX-106, both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what we believe to be the most appropriate agonist function. For more information, please visit www.inhibrx.com.
Forward-Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s judgments and beliefs regarding the strength of Inhibrx’s pipeline; statements regarding the safety and efficacy of its therapeutic candidate, ozekibart, based on topline and interim results; the potential for ozekibart to be used for the treatment of CRC, Ewing sarcoma and solid tumor indications; the clinical development of ozekibart, including expected enrollment in the expansion cohort, data readouts, regulatory submissions and interactions, and the timing thereof; and any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: topline data may not accurately reflect the complete results of a particular study or trial and remain subject to audit, and final data may differ materially from topline data; the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of topline, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; results from preclinical studies or early clinical trials not necessarily being predictive of future results; unexpected adverse side effects or inadequate efficacy of its therapeutic candidates that may limit their development, regulatory approval and/or commercialization; the potential for its programs and prospects to be negatively impacted by developments relating to its competitors, including the results of studies or regulatory determinations relating to its competitors; the timing or likelihood of regulatory filings and approvals and regulatory developments in the U.S. and foreign countries; the successful commercialization of its therapeutic candidates, if approved; an accelerated development or approval pathway may not be available for ozekibart or other therapeutic candidates and any such pathway may not lead to a faster development process; it may not realize the benefits associated with orphan drug designation, including that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly Deck, CFO
ir@inhibrx.com
858-795-4260